Exhibit 10.9

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

            THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made effective September 29, 2004, by and between VAIL RESORTS, INC., a Delaware corporation ("VRI"), and JEFFREY W. JONES ("Executive").

RECITALS

            WHEREAS, on August 29, 2003, Executive and Vail Resorts Development Company, a wholly-owned indirect subsidiary of VRI (hereinafter "VRDC"), entered into an Employment Agreement whereby Executive agreed to serve as Chief Financial Officer for VRDC in exchange for certain remuneration (the "Original Employment Agreement"); and

            WHEREAS, on November 18, 2003, Executive, VRDC, and VRI entered into a First Amendment to the Employment Agreement, whereby the parties agreed that Executive would cease to serve as Chief Financial Officer of VRDC and instead serve as Chief Financial Officer of VRI for certain additional remuneration (the "First Amendment"); and

            WHEREAS, pursuant to the terms of the First Amendment, the references to VRDC in the Original Employment Agreement were changed to references to VRI and, accordingly, VRDC is not a party to this Amended and Restated Employment Agreement; and

            WHEREAS, the parties hereto desire to further amend the Original Employment Agreement and First Amendment; and

NOW, THEREFORE, Executive and VRI hereby agree as follows:

AMENDED AND RESTATED AGREEMENT

            1.         Employment.

                        (a)        Effective November 18, 2003, VRI employed Executive to serve as Senior Vice President and Chief Financial Officer for VRI pursuant to certain terms and conditions.  Executive shall continue to serve as Senior Vice President and Chief Financial Officer pursuant to the terms and conditions set forth herein. Executive shall have the responsibilities normally associated with such position, subject to the supervision and control of the Chief Executive Officer ("CEO") and the Board of Directors of VRI (the "VRI Board").

                        (b)        Executive hereby accepts employment as Senior Vice President and Chief Financial Officer of VRI and agrees that, during the term of his employment, he will devote his best efforts and substantially all of his time during normal business hours to the performance of his duties hereunder, which duties shall be performed in an efficient and competent manner and to the best of his ability.  Executive further agrees that, during the Term of this Amended and Restated Employment Agreement, he will not, without the prior written consent of the CEO, directly or indirectly engage in any manner in any business or other endeavor, either as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity that calls for the rendition of his personal services.  This restriction will not preclude Executive from having passive investments, or devoting reasonable time to the supervision thereof (so long as such does not create a conflict of interest or interfere with Executive's obligations hereunder), in any business or enterprise which is not in competition with any business or enterprise of VRI or any of its subsidiaries or affiliates (collectively, the "Company").

            2.         Compensation.  For all services rendered by Executive on or behalf of the Company, VRI shall provide or cause to be provided to Executive, subject to making any and all withholdings and deductions required by law and with all other income tax consequences be borne by Executive, the following:

                        (a)        Base Salary.  Effective November 18, 2003, Executive shall be paid an annualized salary ("Base Salary") of Three Hundred Thirty-Five Thousand Dollars ($335,000), payable in accordance with the normal payroll practices of The Vail Corporation, a wholly-owned indirect subsidiary of VRI d/b/a Vail Associates, Inc.  (hereinafter, "VA").  Effective October 1, 2004, Executive's Base Salary shall increase to Three Hundred Sixty-Five Thousand Dollars ($365,000).  Thereafter, commencing on or about September 30, 2005, Executive's Base Salary shall be reviewed annually by the CEO and the VRI Board. Any increases in Executive's Base Salary shall be at the discretion of the CEO and the VRI Board, and Executive acknowledges that the CEO and the VRI Board are not obligated to make any increases.  However, Executive's Base Salary shall not be lower than the Base Salary effective October 1, 2004, unless Executive shall consent in writing to such lower salary.

                        (b)        Bonuses; Stock Options.  Executive shall be considered for annual bonuses and/or stock option grants based upon his performance in light of objectives established by the CEO and based upon the Company's performance in light of objectives established by the VRI Board, it being understood that any such awards are at the discretion of the CEO and the VRI Board.  Without limiting the generality of the foregoing, Executive shall be eligible to receive an annual bonus of up to fifty percent (50%) of Executive's salary and to receive any other incentive or fringe benefit plans as VRI generally makes available to its other senior executive employees in accordance with the terms of the relevant contracts, policies or plans providing such benefits, all on such terms and conditions as the VRI Board may determine.   Any such compensation or benefits that are paid or made available shall be at such time or times as the VRI Board shall determine.   On September 29, 2003 and again on November 20, 2003, Executive was granted options to purchase 40,000 shares and 35,000 shares, respectively, of VRI common stock and on November 20, 2003, Executive was granted a restricted stock award of 12,000 shares, all pursuant to the terms of the VRI 2002 Long Term Incentive and Share Award Plan (the "Plan"). On September 28, 2004, Executive was granted an option to purchase 50,000 shares of VRI common stock under one of VRI's equity incentive plans, which terms are essentially the same as the terms of the Plan.  All of the foregoing option grants were made pursuant to the terms and conditions set forth in VRI's standard stock option agreement, including (i) vesting in three equal installments over three years; and (ii) an exercise price equal to the "Fair Market Value" price as defined in the Plan.  Any further stock option grants or restricted stock awards shall be made as set forth in this Section 2(b).

                        (c)        Benefits; Paid Time Off.  Executive shall be eligible to participate in VA's 401(k), health, medical, dental, long-term disability and life insurance plans, pursuant to such plans as are from time to time adopted by either the VRI Board or the VA Board.  Executive shall be entitled to take four (4) weeks' paid time off, annually.

                        (d)        Expense Reimbursement.  Executive shall have a travel and entertainment budget which is reasonable in light of his position and responsibilities and, upon submission of appropriate documentation, Executive shall be reimbursed for all reasonable business-related travel and entertainment expenses incurred by him.

                        (e)        Club and Other Privileges.  During the Term of this Amended and Restated Employment Agreement, Executive shall, subject to applicable rules in effect from time to time, be entitled to the benefits of an Associate Membership at the Red Sky Ranch Golf Club (the "Club"), provided that Executive shall not actually be a member of the Club and in no event shall Executive be entitled to any claim of reimbursement for any initiation or similar fees.  Executive shall be solely responsible for the payment of any and all charges incurred at such Club, excepting only the payment of regular dues, which Exhibit shall not be obligated to pay.  In addition, Executive shall receive all other benefits and perquisites on the same terms afforded from time to time to other VRI senior executives (e.g., season ski passes).

                        (f)         Relocation Reimbursement.  VRI has or shall reimburse Executive for all reasonable, customary, and documented relocation and moving costs, including (i) the reasonable costs of moving Executive's personal possessions, including up to two (2) vehicles; and (ii) the reasonable costs incurred by Executive in selling his primary residence in Illinois, including a broker's commission (not to exceed 7% of the sales price), and any other customary closing costs (e.g., title insurance).

                        (g)        Housing Addendum.  Contemporaneously with the execution of the Original Employment Agreement, Executive and VA entered into an agreement whereby VA agreed to, and subsequently did, invest up to 50% of the purchase price (or $650,000) in Executive's primary residence in Eagle County, Colorado.

            3.         Term and Termination.

                        (a)        Term and Renewal.  The effective date of this Amended and Restated Employment Agreement shall be retroactive to November 18, 2003.  Unless terminated earlier, as hereinafter provided, the "Term" of this Amended and Restated Employment Agreement shall be for the period commencing November 18, 2003 and continuing through September 30, 2005; provided however, that unless either VRI or Executive gives written notice of non-renewal to the other not less than 120 days prior to the then-current scheduled expiration date, this Amended and Restated Employment Agreement shall thereafter be automatically renewed for successive one-year periods.

                        (b)        Termination for Cause.  VRI, acting through its CEO, may terminate this Amended and Restated Employment Agreement at any time for cause by giving Executive written notice specifying the effective date of such termination and the circumstances constituting such cause.  For purposes of this Amended and Restated Employment Agreement, "cause" shall mean (i) any conduct involving dishonesty, gross negligence, gross mismanagement, the unauthorized disclosure of confidential information or trade secrets or a violation of VRI's code of conduct which has a material detrimental impact on the reputation, goodwill or business position of the Company; (ii) gross obstruction of business operations or illegal or disreputable conduct by Executive which materially impairs the reputation, goodwill or business position of the Company, including acts of unlawful sexual harassment; or (iii) any action involving a material breach of the terms of this Amended and Restated Employment Agreement, including, without limitation, upon written notice by the CEO and/or VRI Board and an opportunity by Executive to cure within 15 days, material inattention to or material neglect of duties.  In the event of termination for cause, Executive shall be entitled to receive his then-current Base Salary through the date of such termination and any fully vested stock options or shares and other applicable benefits generally available to terminated senior executives (not to be deemed to include severance payments or salary continuation).  Further, Executive acknowledges that in the event of such a termination for cause, he shall not be entitled to receive any bonus payment for the year of termination.

                        (c)        Termination Without Cause or Non-Renewal.  VRI may terminate this Amended and Restated Employment Agreement at any time without cause, by giving Executive written notice specifying the effective date of such termination.  In the event of a termination without cause, or if VRI gives notice of non-renewal of this Amended and Restated Employment Agreement as provided in Section 3(a) hereof, and provided that Executive executes a written release in connection with such termination substantially in the form attached hereto as Annex I (the "Release"), Executive shall be entitled to receive (i) his then-current Base Salary through the date of such termination or non-renewal; (ii) in the event that the applicable VRI Board-established performance targets for the year are achieved, a pro-rated bonus for the portion of the year in which such termination or non-renewal occurs, which pro-rated bonus shall be payable in the same form and at the same time as bonus payments made to VRI's senior executives generally; (iii) continuation of his then-current Base Salary through the first anniversary of the date of termination or non-renewal; and (iv) any fully vested stock options or shares.  Notwithstanding the foregoing, should VRI and Executive mutually agree to waive, in writing, Executive's compliance with the provisions of Section 4 hereof within 60 days of such termination or expiration, then Executive shall be under an obligation to mitigate damages by seeking other employment and the Base Salary continuation shall be reduced by compensation received by Executive from other employment or self-employment following such waiver.

                        (d)        Termination By Executive For Good Reason.  Executive shall be entitled to terminate this Amended and Restated Employment Agreement at any time for good reason by giving VRI not less than ninety (90) day's prior written notice.  For purposes of this Amended and Restated Employment Agreement, "good reason" shall mean if (i) VRI breaches its obligations hereunder in any material respect and fails to cure such breach within 60 days following written notice thereof from Executive; (ii) VRI decreases Executive's then current Base Salary; and/or (iii) VRI effects a material diminution in Executive's reporting responsibilities, titles, authority, offices or duties as in effect immediately prior to such change.  In such event, provided that Executive has executed the Release, Executive shall be entitled to receive (iv) his then-current Base Salary through the date of such termination; (v) in the event that the applicable VRI Board-established performance targets for the year are achieved, a pro-rated bonus for the portion of the year in which such termination occurs, which pro-rated bonus shall be payable in the same form and at the same time as bonus payments are made to VRI's senior executives generally, (vi) continuation of his then-current Base Salary through the first anniversary of the date of such termination; and (vii) any fully vested stock options or shares.

                        (e)        Termination By Executive Without Good Reason.  Executive may terminate this Amended and Restated Employment Agreement at any time without good reason by giving VRI at least one hundred twenty (120) days' prior written notice.  In such event, provided that Executive has executed the Release, Executive shall be entitled to receive only his then-current Base Salary through the date of termination and any fully vested stock options or shares and other applicable benefits generally available to terminated senior executives (not to be deemed to include severance payments or salary continuation).  Further, Executive acknowledges that in the event of such termination without good reason, he shall not be entitled to receive any bonus payment for the year of termination.

                        (f)         Termination Due To Disability.  In the event that Executive becomes permanently disabled (as determined by the CEO and the VRI Board in good faith according to applicable law), VRI shall have the right to terminate this Amended and Restated Employment Agreement upon written notice to Executive; provided, however, that in the event that Executive executes the Release, Executive shall be entitled to receive (i) his then-current Base Salary through the date of such termination; (ii) in the event the applicable VRI Board-established performance targets for the year are achieved, a pro-rated bonus for the portion of the year in which such termination occurs, which pro-rated bonus shall be payable in the same form and at the same time as bonus payments are made to VRI's senior executives generally; and (iii) continuation of his then-current Base Salary through the earlier of the scheduled expiration date of this Amended and Restated Employment Agreement (but in no event less than 12 months from the date of disability) or the date on which his long-term disability insurance payments commence.  Further, Executive shall be entitled to retain all fully vested stock options and shares.

                         (g)        Termination Due To Death.  This Amended and Restated Employment Agreement shall be deemed automatically terminated upon the death of Executive.  In such event, provided Executive's personal representative executes a release substantially in the form or the Release, Executive's personal representative shall be entitled to receive (i) the Executive's then-current Base Salary through such date of termination, and (ii) in the event that the applicable VRI Board-established performance targets for the year are achieved, a pro-rated bonus for the portion of the year in which such termination occurs, which pro-rated bonus shall be payable in the same form and at the same time as bonus payments are made to senior executives generally.  Further, Executive's personal representative shall be entitled to retain any stock options pursuant to the terms of the applicable stock option agreement.

                        (h)        Other Benefits.  During any period in which Executive is entitled to Base Salary continuation following termination or expiration of this Amended and Restated Employment Agreement under the terms of this Section 3, Executive shall also be entitled to continuation of then-current health, dental and other insurance benefits for Executive and his dependents at VRI's expense.  Except as expressly set forth in this Section 3, Executive shall not be entitled to receive any compensation or other benefits in connection with termination of his employment.

                        (i)         Payment of Salary Continuation.  Payment of Base Salary following termination of this Amended and Restated Employment Agreement as required by this Section 3 shall be made in accordance with VRI's or VA's normal payroll practices; provided, however, that in the event of a breach by Executive of the provisions of Sections 4, 5, 6 or 7 hereof, VRI shall be entitled to cease all such payments.  No termination of this Amended and Restated Employment Agreement shall affect any of the rights and obligations of the parties hereto under Sections 4, 5, 6 and 7, but such rights and obligations shall survive such termination in accordance with the terms of such sections.

            4.         Non-Competition. The provisions of this Section 4 shall apply for a period of one (1) year beginning with the date of termination of Executive's employment hereunder for any reason.  During such period, Executive shall not, without the prior written consent of the CEO, directly or indirectly, become associated, either as owner, employee, officer, director, independent contractor, agent, partner, advisor or in any other capacity calling for the rendition of personal services, with any individual, partnership, corporation, or other organization anywhere in the United States whose business is ski related, including the operation of any alpine or nordic ski area; provided, however, that the foregoing shall not preclude Executive from having passive investments in less than five percent (5%) of the outstanding capital stock of a competitive corporation which is listed on a national securities exchange or regularly traded in the over-the-counter market or which have been approved in writing by the CEO.  If, for any reason, any portion of this covenant shall be held to be unenforceable it shall be deemed to be reformed so that it is enforceable to the maximum extent permitted by law.

            5.         Document Return; Resignations.  Upon termination of Executive's employment hereunder for any reason, Executive agrees that he shall promptly surrender to the Company all letters, papers, documents, instruments, records, books, products, and any other materials owned by the Company or used by Executive in the performance of his duties under this Amended and Restated Employment Agreement.  Additionally, upon termination of Executive's employment hereunder for any reason, Executive agrees to immediately resign from, and execute appropriate resignation letters relating to, all officer, director, management or board positions he may have by reason of his employment or involvement with the Company, specifically including but not limited to the various Company board of directors any other boards, districts, homeowner and/or industry associations in which Executive may serve at the direction of the CEO (collectively, the "Associations").

            6.         Confidentiality.  During the term of this Agreement, and at all times following the termination of Executive's employment hereunder for any reason, Executive shall not disclose, directly or indirectly, to any person, firm or entity, or any officer, director, stockholder, partner, associate, employee, agent or representative thereof, any confidential information or trade secrets of any of the Company or the Associations.

            7.         Non-Disparagement.  For a period of five (5) years following the termination of Executive's employment hereunder for any reason, Executive agrees that he shall not make any statements disparaging of VRI, its boards of directors, and the officers, directors, stockholders, or employees of the Company or the Associations.  VRI shall similarly not disparage Executive following such termination, it being understood that, subject to the terms of this Section 7, VRI and Executive, as appropriate, may respond truthfully to inquiries from prospective employers of Executive, or as may be required by any governmental or judicial body acting in their official capacity.

            8.         Injunctive Relief.  The parties acknowledge that the remedy at law for any violation or threatened violation of Sections 4, 5, 6, 7 and/or 9 of this Amended and Restated Employment Agreement may be inadequate and that, accordingly, either party shall be entitled to injunctive relief in the event of such a violation or threatened violation without being required to post bond or other surety.  The above stated remedies shall be in addition to, and not in limitation of, any other rights or remedies to which either party is or may be entitled at law, in equity, or under this Amended and Restated Employment Agreement.

            9.         Non-Assignability.  It is understood that this Agreement has been entered into personally by the parties.  Neither party shall have the right to assign, transfer, encumber or dispose of any duties, rights or payments due hereunder, which duties, rights and payments with respect hereto are expressly declared to be non-assignable and non-transferable, being based upon the personal services of Executive, and any attempted assignment or transfer shall be null and void and without binding effect on either party; provided, however, that VRI may assign this Amended and Restated Employment Agreement to any affiliate or successor corporation.

            10.       Complete Agreement.  This Amended and Restated Employment Agreement constitutes the full understanding and entire employment agreement of the parties, and supersedes and is in lieu of any and all other understandings or agreements between or among VRI, VRDC, and Executive.  Nothing herein is intended to limit any rights or duties Executive has under the terms of any applicable stock option, incentive or other similar agreements.

            11.       Arbitration.  Other than the parties' right to seek injunctive relief in accordance with Section 8 of this Amended and Restated Employment Agreement, any controversy or claim arising out of or in relation to this Amended and Restated Employment Agreement or any breach thereof shall be resolved by final and binding arbitration, in accordance with the rules for contractual disputes, by the Judicial Arbiter Group ("JAG"), Denver, Colorado, and judgment on the award rendered may be entered in any court having jurisdiction.  In the event that any controversy or claim is submitted for arbitration hereunder relating to the failure or refusal by VRI or Executive to perform in full all of its or his obligations hereunder, VRI or Executive, as applicable, shall have the burden of proof (as to both production of evidence and persuasion) with respect to the justification for such failure or refusal. The arbitrator(s) shall award the prevailing party its reasonable attorneys' fees and costs.  The arbitrator(s) shall not have the power to direct equitable relief.

            12.       Amendments.  Any amendment to this Amended and Restated Employment Agreement shall be made only in writing and signed by each of the parties hereto.

            13.       Governing Law.  The internal laws of the State of Colorado law shall govern the construction and enforcement of this Amended and Restated Employment Agreement.

            14.       Notices.  Any notice required or authorized hereunder shall be deemed delivered upon deposit, postage prepaid, in the United States mail, certified, with return receipt requested, addressed to the parties as follows:

            Mr. Jeffrey W. Jones

            P.O. Box 1168

            Edwards, Colorado  81632

            Vail Resorts, Inc.

            PO Box 7

            Vail, Colorado 81658

            Attn.: CEO

            With a Copy to: General Counsel

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the day of the date first written above.

                                                                        VAIL RESORTS, INC.

                                                                        By: ________________________________

                                                                        Adam M. Aron

                                                                        Chief Executive Officer

                                                                        EXECUTIVE:

                                                                        ____________________________________

                                                                        Jeffrey W. Jones

MUTUAL RELEASE

          This mutual release (this "Release") is entered into as of this __________day of ____________, 20____ (the "Release Date") by Jeffrey W. Jones ("Employee"), on the one hand and Vail Resorts, Inc. ("VRI") on the other hand.

1.      Reference is hereby made to the Amended and Restated Employment Agreement dated as of September 29, 2004 (the "Employment Agreement") by the parties hereto setting forth the agreements among the parties regarding the termination of the employment relationship between Employee and VRI. Capitalized terms used but not defined herein have the meanings ascribed to them in the Employment Agreement.

2.      Employee, for himself, his wife, heirs, executors, administrators, successors, and assigns, hereby releases and discharges VRI and its respective direct and indirect subsidiaries, and other affiliated companies, and each of their respective past and present officers, directors, agents and employees, from any and all actions, causes of action, claims, demands, grievances, and complaints, known and unknown, which Employee or his wife, heirs, executors, administrators, successors, or assigns ever had or may have at any time through the Release Date. Employee acknowledges and agrees that this Release is intended to and does cover, but is not limited to, (i) any claim of employment discrimination of any kind whether based on a federal, state, or local statute or court decision, including the Age Discrimination in Employment Act with appropriate notice and recision periods observed; (ii) any claim, whether statutory, common law, or otherwise, arising out of the terms or conditions of Employee's employment and/or Employee's separation from VRI including, but not limited to, any claims in the nature of tort or contract claims, wrongful discharge, promissory estoppel, intentional or negligent infliction of emotional distress, and/or breach of covenant of good faith and fair dealing; enumeration of specific rights, claims, and causes of action being released shall not be construed to limit the general scope of this Release. It is the intent of the parties that by this Release Employee is giving up all rights, claims and causes of action occurring prior to the Release Date, whether or not any damage or injury therefrom has yet occurred. Employee accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the Release Date.

3.         VRI hereby releases and discharges Employee, his wife, heirs, executors, administrators, successors, and assigns, from any and all actions, causes of actions, claims, demands, grievances and complaints, known and unknown, which VRI ever had or may have at any time through the Release Date. VRI acknowledges and agrees that this Release is intended to and does cover, but is not limited to, (i) any claim, whether statutory, common law, or otherwise, arising out of the terms or conditions of Employee's employment and/or Employee's separation from VRI, and (ii) any claim for attorneys' fees, costs, disbursements, or other like expenses. The enumeration of specific rights, claims, and causes of action being released shall not be construed to limit the general scope of this Release. It is the intent of the parties that by this Release VRI is giving up all of its respective rights, claims, and causes of action occurring prior to the Release Date, whether or not any damage or injury therefrom has yet occurred. VRI accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the Release Date.

4.         This Release shall in no event (i) apply to any claim by either Employee or VRI arising from any breach by the other party of its obligations under the Employment Agreement occurring on or after the Release Date, (ii) waive Employee's claim with respect to compensation or benefits earned or accrued prior to the Release Date to the extent such claim survives termination of Employee's employment under the terms of the Employment Agreement, or (iii) waive Employee's right to indemnification under the Amended and Restated Bylaws of VRI.

5.        This Mutual Release shall be effective as of the Release Date and only if executed by both parties.

IN WITNESS WHEREOF, each party hereto, intending to be legally bound, has executed this Mutual Release on the date indicated below.

                                                                                    VAIL RESORTS, INC.

________________________________                    By:

Jeffrey W. Jones

Date:                                                                           Date: